As filed with the Securities and Exchange Commission on July 27, 2005
Registration No. 333-126418
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MILLENNIUM CELL INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware		22-3726792
(State or Other Jurisdiction of Incorporation)		(I.R.S. Employer Identification Number)
1 Industrial Way West
Eatontown, New Jersey 07724
(Address, Including Zip Code and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

H. David Ramm
Chief Executive Officer
1 Industrial Way West
Eatontown, New Jersey 07724
(732) 542-4000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Malcolm I. Ross, Esq.
Dickstein Shapiro Morin & Oshinsky LLP
1177 Avenue of the Americas, 47th Floor
New York, New York 10036-2714
(212) 835-1400
__________________
Approximate date of commencement of proposed sale to public: From time to time or at one time after this Registration Statement becomes effective in light of market conditions and other factors.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|
______________________________

                                                        CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(1)(2)
common stock, $.001 par value	12,623,616	$1.66	$20,955,202	$2,467

(1) Comprised of (a) 150% of the number of shares issuable in connection with the conversion of shares of our Series C2 Preferred Stock owned by some of the selling stockholders, (b) 100% of the number of shares issuable in connection with the exercise of certain warrants to purchase common stock held by the selling stockholders, and (c) 100% of the number of shares issuable as dividends to some of the selling stockholders in accordance with the terms of the Series C2 Preferred Stock. Under Rule 416 under the Securities Act of 1933, as amended, the number of shares of common stock registered includes an indeterminate number of shares of common stock that may be issued in connection with stock splits, stock dividends or similar transactions.

(2) Calculated in accordance with Rule 457(c) based on the average of the high and low sales prices of our common stock as reported on the Nasdaq SmallCap Market on July 1, 2005, solely for the purpose of calculating the amount of the registration fee.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

[Side legend: The information in this prospectus is not complete and may change. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.]

SUBJECT TO COMPLETION
PRELIMINARY PROSPECTUS DATED JULY 27, 2005

12,623,616 SHARES OF COMMON STOCK

The selling stockholders listed under the section entitled “Selling Stockholders,” or their pledgees or assignees, are offering up to 12,623,616 shares of our common stock for resale to the public. The selling stockholders will be selling shares of common stock (a) that they may acquire from us in connection with the conversion of shares of our Series C2 Preferred Stock, (b) that they may acquire from us in connection with the exercise of certain warrants to purchase common stock held by the selling stockholders, and (c) shares of common stock issuable as dividends with respect to the Series C2 Preferred Stock in accordance with the terms thereof. We will not receive any proceeds from the resale of shares of common stock by the selling stockholders. We are paying the expenses of this offering.

Our common stock is traded on the Nasdaq SmallCap Market where it trades under the symbol: MCEL. On July 1, 2005, the last reported sale price of our common stock on the Nasdaq SmallCap Market was $1.68 per share.

INVESTING IN OUR COMMON STOCK INVOLVES SIGNIFICANT RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is ____________, 2005

TABLE OF CONTENTS

Page

PROSPECTUS SUMMARY	1
THE COMPANY	1
THE OFFERING	1
RISK FACTORS	3
FORWARD-LOOKING STATEMENTS	14
USE OF PROCEEDS	15
SELLING STOCKHOLDERS	15
PLAN OF DISTRIBUTION	18
LEGAL MATTERS	21
EXPERTS	21
WHERE YOU CAN FIND ADDITIONAL INFORMATION	21

In this prospectus and any prospectus supplement, unless otherwise indicated, the terms “Millennium Cell”, the “Company”, “we”, “us” and “our” refer and relate to Millennium Cell Inc. and its consolidated subsidiaries. You should rely only on the information incorporated by reference or contained in this prospectus or a prospectus supplement or amendment. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus or a prospectus supplement or amendment. Our business, financial condition, results of operations and prospects may have changed since that date. You should read both this prospectus and any and all prospectus supplements together with additional information described under the heading, “Where You Can Find Additional Information.”

PROSPECTUS SUMMARY

This summary highlights important features of this offering and the information included or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under “Risk Factors”.

THE COMPANY

We were formed as a Delaware limited liability company in 1998, organized and began operations on January 1, 1999 and converted into a Delaware corporation on April 25, 2000. Currently, we are an emerging technology development company and a leading developer of hydrogen batteries. We are engaged in the development of a next generation energy source primarily for use in portable devices in four key markets: military, medical, industrial and consumer electronics. Our innovative and proprietary Hydrogen on Demand™ systems safely generate high-quality hydrogen through the use of sodium borohydride. This chemical compound is non-combustible, high in energy density, easily distributed, and convenient for consumer use. Millennium Cell is developing certain technologies in partnership with corporate and government entities.

Our principal executive offices are located at 1 Industrial Way West, Eatontown, New Jersey 07724 and our telephone number at that location is (732) 542-4000. Our internet address is www.millenniumcell.com. The information contained in or connected to our website is not incorporated by reference in this prospectus.

THE OFFERING

The selling stockholders are hereby offering for resale up to 12,623,616 shares of our common stock. These shares consist of shares of common stock:

--	that the selling stockholders may acquire from us in connection with the conversion of shares of our Series C2 Preferred Stock,

--	that the selling stockholders may acquire from us in connection with the exercise of warrants to purchase common stock held by the selling stockholders, and

--	issuable as dividends with respect to the Series C2 Preferred Stock in accordance with the terms thereof.

Shares of our Series C Convertible Preferred Stock and warrants to purchase shares of our common stock were issued to some of the selling stockholders in connection with our private placement completed on April 25, 2005. H.C. Wainwright & Co., Inc. served as our placement agent for such private placement, for which it received, in part, warrants to purchase 195,000 shares of our common stock. H.C. Wainwright & Co., Inc. subsequently made a partial assignment of such warrant to certain individuals. On June 30, 2005, we completed an exchange offer with the holders of our Series C Preferred Stock whereby each such holder’s shares of Series C Preferred Stock were exchanged for an equal number of shares of our Series C2 Preferred Stock. For a description of the private placement of securities to the selling stockholders completed on April 25, 2005, please see our Current Report on Form 8-K filed on April 26, 2005. For a description of the exchange offer with the selling stockholders completed on June 30, 2005, please see our Current Report on Form 8-K filed on May 17, 2005.

Pursuant to the terms of a registration rights agreement we entered into with some of the selling stockholders in connection with the private placement, we are contractually obligated to register for resale a number of shares of common stock equal to the sum of:

--	150% of the aggregate of the maximum number of shares of common stock issuable upon conversion of all currently outstanding shares of Series C2 Preferred Stock;

--	100% of the number of shares of common stock issuable in lieu of cash dividends payable with respect to the shares of Series C2 Preferred Stock pursuant to the terms thereof; and

--	100% of the number of shares of common stock issuable upon conversion of certain warrants issued to such selling stockholders.

The number of shares of common stock that we may actually issue to the selling stockholders may be more or less than the shares being offered by the selling stockholders through this prospectus. The number of shares of common stock actually issued to the selling stockholders may be affected by a number of factors, including the following:

--
the conversion of shares of Series C2 Preferred Stock into shares of common stock is based on a formula that is dependent upon the market price of our common stock. For example, if the market price of our common stock falls, we may be required to issue more shares of common stock upon conversion of the Series C2 Preferred Stock;

--	shares of our Series C2 Preferred Stock may be redeemed for cash prior to their conversion in accordance with the terms thereof;

--	we may elect to make dividend payments in respect of the Series C2 Preferred Stock in the form of cash in lieu of stock dividends; and

--
we may sell common stock or common stock equivalents in certain transactions and at a price which triggers the antidilution adjustment provisions of the terms of the Series C2 Preferred Stock and the warrants issued to the selling stockholders. See “Risk Factors - We May Be Required To Issue More Shares Of Common Stock Than Are Being Registered Hereunder As A Result Of Antidilution Adjustment Provisions And Certain Other Provisions Of Our Outstanding Securities.”

We have contractually agreed to register more shares of common stock than are currently issuable upon conversion of the outstanding shares of Series C2 Preferred Stock to account for additional shares of common stock that the selling stockholders may acquire from us in the future as a result of potential adjustments to the conversion price of the Series C2 Preferred Stock and to the exercise price of the warrants held by the selling stockholders due to a subdivision or combination of our common stock, or due to sales by the Company of common stock or common stock equivalents (subject to certain permitted issuances) at a price per share that is below the then applicable conversion price or exercise price, as applicable. Pursuant to a contractual obligation with some of the selling stockholders, if the conversion price or exercise price, as applicable, of the Series C2 Preferred Stock and the warrants held by such selling stockholders is adjusted due to any such event, we may not have a sufficient number of shares of common stock registered under this prospectus and, accordingly, we may be required to file a separate registration statement relating to any such shares.

RISK FACTORS

An investment in our common stock involves significant risks. You should carefully consider the risks described below and other information, including our financial statements and related notes previously included in our periodic reports filed with the Securities and Exchange Commission. If any of the factors or conditions summarized in the following risks actually occur, our business prospects, financial condition and results of operations could be materially harmed, the trading price of our common stock could decline and you could lose all or part of your investment. The risks and uncertainties described below are those that we currently believe may materially affect us. Additional risks and uncertainties of which we are unaware or which we currently deem immaterial also may become important factors that affect us, our business and our prospects.

WE ARE A DEVELOPMENT STAGE COMPANY, WHICH HAS ONLY BEEN IN BUSINESS FOR A LIMITED TIME.

We completed our initial public offering in August 2000. Due to the nature of the emerging industries in which we compete, much of our information rests on the beliefs formed by management and has not necessarily been supported by independent sources. As a result, there can be no guarantee as to the adequacy of our business plan. Due to the emerging nature of hydrogen storage and delivery technology, and fuel cell technology and alternative energy technology in general, your basis for evaluating us is limited.

WE HAVE INCURRED SUBSTANTIAL LOSSES AND EXPECT CONTINUED LOSSES FOR THE NEXT 24 TO 36 MONTHS. THERE CAN BE NO ASSURANCE THAT WE CAN ACHIEVE PROFITABILITY, AND EVEN IF WE DO BECOME PROFITABLE, THAT WE CAN SUSTAIN PROFITABILITY.

We have incurred substantial losses since we were founded and we anticipate we will continue to incur losses over the next 18 to 24 months. We had an accumulated deficit equal to $84,452,647 as of March 31, 2005. We expect to continue to incur net losses for the next 24 to 36 months as we continue to make significant investments in commercialization activities. Even if we do achieve profitability, we may be unable to sustain or increase our profitability in the future.

WE EXPECT OUR FUTURE OPERATING RESULTS TO VARY FROM QUARTER TO QUARTER, AND INCREASE THE LIKELIHOOD THAT WE MAY FAIL TO MEET THE EXPECTATIONS OF SECURITIES ANALYSTS AND INVESTORS AT ANY GIVEN TIME.

We expect our revenues and operating results to vary significantly from quarter to quarter. In addition, the Company will be required to incur interest expense upon conversion of the unsecured convertible debentures into common stock at the time of, and to the extent of, such conversion. As a result of each of the foregoing, quarter-to-quarter comparisons of our revenues, interest expense and operating results may not be meaningful. In addition, due to our stage of development, we cannot predict our future revenues or results of operations accurately. It is possible that in one or more future quarters our operating results will fall below the expectations of securities analysts and investors. If this happens, the trading price of our common stock may decline.

WE MAY BE SUBJECT TO LITIGATION RESULTING FROM COMMON STOCK VOLATILITY, WHICH MAY RESULT IN SUBSTANTIAL COSTS AND A DIVERSION OF OUR MANAGEMENT’S ATTENTION AND RESOURCES AND COULD HAVE A NEGATIVE EFFECT ON OUR BUSINESS AND RESULTS OF OPERATIONS.

The stock market has, from time to time, experienced extreme price and volume fluctuations. Many factors may cause the market price for our common stock to decline, perhaps substantially, including:

--	failure to meet our product development and commercialization milestones,

--	demand for our common stock,

--	revenues and operating results failing to meet the expectations of securities analysts or investors in any quarter,

--	downward revisions in securities analysts’ estimates or changes in general market conditions,

--	technological innovations by competitors or in competing technologies,

--	investor perception of our industry or our prospects, or

--	general technology or economic trends.

In the past, companies that have experienced volatility in the market price of their stock have been the subject of securities class action litigation. As a result, we may be involved in a securities class action litigation in the future. Such litigation often results in substantial costs and a diversion of management’s attention and resources and could have a negative effect on our business and results of operations.

OUR STRATEGY IS TO ENTER INTO JOINT DEVELOPMENT AND RESEARCH AGREEMENTS WITH THIRD PARTIES AND WE MAY REQUIRE ADDITIONAL JOINT DEVELOPMENT AND RESEARCH AGREEMENTS. IF WE FAIL TO ENTER INTO THESE AGREEMENTS OR IF WE OR THE THIRD PARTIES DO NOT PERFORM UNDER SUCH AGREEMENTS, IT COULD IMPAIR OUR ABILITY TO COMMERCIALIZE OUR PROPOSED PRODUCTS.

Our strategy for the completion of the required development and testing of our proposed products and for the manufacturing, marketing and commercialization of such products depends upon entering into joint development and research arrangements with third parties to develop, market, commercialize and distribute the products. Our success depends upon maintaining our relationships with our current partners and other parties with whom we have strategic and other relationships and obtaining additional joint research and development partners. In addition, we may depend on our partners’ and other parties’ expertise and dedication of sufficient resources to develop and commercialize our proposed products. We may, in the future, grant to our research and development partners, rights to license and commercialize products developed under research and development arrangements. Under these arrangements, our research and development partners may control key decisions relating to the development of such products. The rights of our research and development partners would limit our flexibility in considering alternatives for the commercialization of our products. If we fail to successfully develop these relationships, or if our research and development partners fail to successfully develop or commercialize any of our products, it may delay or prevent us from developing or commercializing our proposed products in a competitive and timely manner and would have a material adverse effect on our business.

WE MAY NEED FUTURE CAPITAL TO COMPLETE OUR PRODUCT DEVELOPMENT AND COMMERCIALIZATION PLANS. IF WE ARE ABLE TO RAISE ADDITIONAL CAPITAL, IT MAY DILUTE YOUR OWNERSHIP OR RESTRICT OUR ABILITY TO RUN OUR BUSINESS.

Our working capital requirements continue to be significant. To date, we have been dependent primarily on the net proceeds of our initial public offering and private placements of our equity securities. We currently have no committed sources of, or other arrangements with respect to, additional financing. Our existing capital resources may not be sufficient to fund our future operations. If additional working capital is required, it may dilute your ownership or restrict our ability to run our business. In addition, the conversion of shares of our preferred stock and of outstanding unsecured convertible debentures, the exercise of various outstanding options and warrants issued by us, and the payment of certain dividend obligations (if paid in shares of common stock) will cause dilution of your ownership in us.

Our working capital requirements depend and will continue to depend on numerous factors, including the timing of revenues, the expense involved in commercializing our products, realizing cost reductions on our technology, and the cost involved in protecting our proprietary rights.

IF WE FAIL TO COMPLY WITH CERTAIN OBLIGATIONS IN RESPECT OF OUR SERIES C2 PREFERRED STOCK, WE MAY BE SUBJECT TO MANDATORY REDEMPTION OBLIGATIONS AT THE OPTION OF CERTAIN PREFERRED STOCKHOLDERS WHICH, IF EXERCISED, COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR FINANCIAL CONDITION AND OUR BUSINESS.

In the event that we fail to comply with certain obligations regarding the conversion of shares of Series C2 Preferred Stock or the authorization and registration of shares of common stock issuable upon conversion thereof, then in addition to financial penalties that may be payable by us, the holders of our Series C2 Preferred Stock may at their option require us to redeem the affected shares at a premium price. In addition, if any such redemption event occurs with respect to holders of the Series C2 Preferred Stock, then the holders of our Series A2 Convertible Preferred Stock and Series B Convertible Preferred Stock, pursuant to the terms thereof, shall have a right to require us to redeem their shares of Series A2 Convertible Preferred Stock or Series B Convertible Preferred Stock up to an amount equal to the percentage of Series C2 Preferred Stock so redeemed. If we are required to redeem a significant number of shares of our preferred stock in a short period of time, such event may have a material adverse effect on our financial condition and our business.

OUR OUTSTANDING DEBENTURES ARE SUBJECT TO MANDATORY PREPAYMENTS AT THE OPTION OF THE HOLDERS THEREOF UPON CERTAIN CONDITIONS WHICH, IF EXERCISED, WILL HAVE A MATERIAL ADVERSE EFFECT ON OUR FINANCIAL CONDITION AND OUR BUSINESS.

Our outstanding debentures are subject to mandatory prepayments at the option on the holders thereof upon certain conditions, including the occurrence of an event of default, the definition of which varies. Such prepayment obligations are exercisable by the holders of the debentures at conversion rates equal to between 100% and 130% of the principal amount of such outstanding debentures.

The election of any one or more holders of our outstanding debentures to exercise any such prepayment obligations may have a material adverse effect on our financial condition and our business. We believe that generally, an event of default with respect to our outstanding debentures will only occur at a time, if at all, that we are experiencing other financial difficulties and, accordingly, any election of a mandatory prepayment obligation may have a compounding material adverse effect on our ability to handle such difficulties.

WE RELY ON GOVERNMENT FUNDING FOR CERTAIN RESEARCH AND DEVELOPMENT AND TECHNOLOGY DEMONSTRATION PROJECTS.

We generate revenues from government funding of certain of our research and development and technology demonstration projects, especially from the Department of Defense and the Department of Energy. Loss of any of such government funding for any reason or a material decrease in government funding research generally may have a material adverse effect on our ability to complete our existing research and development activity and to initiate new research and development projects, and on our business and operations.

OUR FUTURE PLANS COULD BE ADVERSELY AFFECTED IF WE ARE UNABLE TO ATTRACT OR RETAIN KEY PERSONNEL.

We have attracted a highly skilled management team and specialized workforce, including scientists, engineers, researchers and marketing professionals. Our future success is dependant in part on attracting and retaining qualified management and technical personnel. Our inability to hire qualified personnel on a timely basis, or the departure of key employees, could materially and adversely affect our development and commercialization plans and therefore, our business, prospects, results of operations and financial condition.

WE DO NOT INTEND TO PAY ANY DIVIDENDS ON OUR COMMON STOCK.

We have not declared and paid any dividends on our common stock and we do not intend to declare and pay any dividends on our common stock. Earnings, if any, will be re-invested in our business. We do have dividend payment obligations on our Series C2 Preferred Stock and expect to have dividend payment obligations on our Series B Preferred Stock when issued.

WE MAY BE REQUIRED TO ISSUE MORE SHARES OF COMMON STOCK THAN ARE BEING REGISTERED HEREUNDER AS A RESULT OF ANTIDILUTION ADJUSTMENT PROVISIONS AND CERTAIN OTHER PROVISIONS OF OUR OUTSTANDING SECURITIES.

The number of shares of common stock registered under this prospectus includes more than the number of shares that the selling stockholders are currently eligible to receive upon the conversion of the Series C2 Preferred Stock at the current conversion price, upon the exercise of the warrants issued to the selling stockholders at the current exercise price and as dividends in respect of the Series C2 Preferred Stock. We are obligated to register for resale more shares than are currently issuable under the Series C2 Preferred Stock and such warrants, pursuant to contractual obligations with some of the selling stockholders and to ensure that a sufficient number of shares is registered in the event that adjustments are made to the conversion price of the Series C2 Preferred Stock and the exercise price of such warrants.

If we sell common stock or common stock equivalents (excluding certain specified types of issuances) at a price per share that is below the then-applicable conversion price of the Series C2 Preferred Stock, or below the then-applicable exercise price of the warrants issued to the selling stockholders, then the conversion price or exercise price, as the case may be, of such securities may adjust downward and, as a result, the amount of shares of common stock issuable upon conversion or exercise of such securities would increase. Also, if we do not timely and properly redeem shares of Series C2 Preferred Stock in accordance with the terms thereof, the selling stockholders owning shares of Series C2 Preferred Stock may require us to convert such unredeemed shares into shares of common stock at a default rate which would result in us issuing to the selling stockholders a greater number of shares of common stock than we would typically issue in a conversion of Series C2 Preferred Stock. If any of the foregoing occur, we may be required to issue more shares of common stock to the selling stockholders than are being registered under this prospectus and, consequently, we may be required to file a separate registration statement relating to any such shares.

WE MAY BE REQUIRED TO ISSUE MORE SHARES OF COMMON STOCK UPON ADJUSTMENT OF THE CONVERSION PRICE OF OUR OUTSTANDING PREFERRED STOCK AND UNSECURED CONVERTIBLE DEBENTURES OR THE EXERCISE PRICE OF OUR OUTSTANDING WARRANTS, RESULTING IN DILUTION OF YOUR INVESTMENT.

If we sell common stock or common stock equivalents (excluding certain specified types of issuances) at a price per share that is below the then-applicable conversion price of our outstanding Series A2 Preferred Stock, Series B Preferred Stock or unsecured convertible debentures, and/or below the then-applicable exercise price of certain of our outstanding warrants, then the conversion price or exercise price, as the case may be, of such securities may adjust downward and, as a result, the amount of shares of common stock issuable upon conversion or exercise of such securities would increase. Furthermore, at any time and if certain conditions are met, we have the right, upon 10 trading days’ prior notice, to require the conversion of $300,000 (increased to up to $2,500,000 with the holder’s consent) of unsecured convertible debentures into common stock. The conversion price, at the time and to the extent of the conversion, will be determined based on a discount of 7% on the volume weighted average closing price for the five trading days prior to the conversion. As a result of the foregoing, we may be required to issue more shares of common stock which would result in the dilution of your ownership in us.

SALES OF SUBSTANTIAL AMOUNTS OF COMMON STOCK IN THE PUBLIC MARKET COULD REDUCE THE MARKET PRICE OF OUR COMMON STOCK AND MAKE IT MORE DIFFICULT FOR US AND OUR STOCKHOLDERS TO SELL OUR EQUITY SECURITIES IN THE FUTURE.

Sales of substantial amounts of common stock in the public market could reduce the market price of our common stock and make it more difficult for us and our stockholders to sell our equity securities in the future. Although the sale of these additional shares to the public might increase the liquidity of our stockholders’ investments, the increase in the number of shares available for public sale may drive the price of our common stock down, thus reducing the value of your investment and perhaps hindering our ability to raise additional funds in the future. In addition, to the extent other restricted shares become freely available for sale, whether through an effective registration statement or under Rule 144 of the Securities Act of 1933, as amended, or if we issue additional shares that might be or become freely available for sale, our stock price could decrease.

IF WE ARE UNABLE TO CONTINUE TO COMPLETE PROTOTYPE DEVELOPMENT AND ENGINEERING OF COMMERCIALLY VIABLE HYDROGEN STORAGE AND DELIVERY SYSTEMS, WE WILL NOT BE ABLE TO BUILD OUR BUSINESS AS ANTICIPATED.

We have produced and are currently demonstrating a number of test and evaluation systems and are continuing our efforts to decrease the costs of our systems’ components and subsystems, improve their overall reliability and efficiency and ensure their safety. In addition, while we are conducting tests to predict the overall life of our systems, we have not yet tested our systems’ longevity for the useful life required for commercialization.

FAILURE TO MEET MILESTONES AND PERFORMANCE GOALS WITH POTENTIAL CUSTOMERS COULD DELAY OR IMPEDE COMMERCIALIZATION OF OUR TECHNOLOGY. POTENTIAL PURCHASERS OF OUR SYSTEMS MAY DECLINE TO PURCHASE THEM OR CHOOSE TO PURCHASE ALTERNATE TECHNOLOGIES.

We have established product development and commercialization milestones and a timeline for achieving development goals related to our technology, design improvements and fuel cost reduction goals. Delays and missed milestones may have a material impact on our commercialization schedule and may be breaches of certain development agreements in connection with our research and development relationships. If we experience delays in meeting our development goals or our systems experience technical defects or if we are unable to meet cost or performance goals, including system efficiency, or hydrogen output useful life and reliability, our commercialization schedule could be delayed and our research and development collaborators may terminate their agreements with us. In such event, potential purchasers of our systems may choose alternative technologies and any delays could allow potential competitors to gain market advantages.

OUR HYDROGEN GENERATION SYSTEMS MAY ONLY BE COMMERCIALLY VIABLE AS A COMPONENT OF OTHER COMPANIES’ PRODUCTS, AND THESE COMPANIES MAY CHOOSE NOT TO INCLUDE OUR SYSTEMS IN THEIR PRODUCTS.

To be commercially viable, our hydrogen generation systems must be integrated into products manufactured by original equipment manufacturers, which are known as OEMs. Such OEMs may not be able to manufacture appropriate products or, if they do manufacture such products, may choose not to use our sodium borohydride hydrogen generation systems. Any integration, design, manufacturing or marketing problems encountered by OEMs could adversely affect the market for our hydrogen generation systems and our financial results.

ANY PERCEIVED PROBLEM WHILE CONDUCTING DEMONSTRATIONS OF OUR TECHNOLOGY COULD HURT OUR REPUTATION AND THE REPUTATION OF OUR PRODUCTS, WHICH WOULD IMPEDE THE DEVELOPMENT OF OUR BUSINESS.

We are currently field-testing our sodium borohydride technology and we plan to conduct additional field tests in the future. Although to date we have not experienced significant problems in our field-testing, these field tests may encounter problems and delays for a number of reasons, including the failure of our technology, the failure of the technology of others, the failure to combine these technologies properly and the failure to maintain and service the test prototypes properly. Many of these potential problems and delays are beyond our control. In addition, field test programs, by their nature, involve delays and modifications. Any problem or perceived problem with our field tests could hurt our reputation and the reputation of our products.

A MASS MARKET FOR OUR PRODUCTS MAY NEVER DEVELOP OR MAY TAKE LONGER TO DEVELOP THAN WE ANTICIPATE.

A mass market may never develop for sodium borohydride hydrogen storage and delivery systems, or may develop more slowly than we anticipate. Fuel cells and internal combustion engines operating on hydrogen generation systems represent an emerging market, and we do not know whether end-users will want to use them. The development of a mass market for these systems may be affected by many factors, some of which are beyond our control, including:

-- the acceptance in mass markets of hydrogen as an alternative fuel source,

-- the cost competitiveness of our hydrogen generation systems,

-- acceptance of fuel cells as a reliable cost competitive energy source,

-- the emergence of newer, more competitive technologies and products,

-- the future cost of sodium borohydride,

-- regulatory requirements,

-- consumer perceptions of the safety of our products, and

-- consumer reluctance to try a new product.

If a mass market fails to develop or develops more slowly than we anticipate, we may be unable to recover the losses we will have incurred in the development of our products and we may never achieve profitability.

WE WILL CONTINUE TO FACE INTENSE COMPETITION FROM ENERGY TECHNOLOGY COMPANIES AND MAY BE UNABLE TO COMPETE SUCCESSFULLY.

Our products face and will continue to face significant competition. New developments in technology may negatively affect the development or sale of some or all of our products or make our products uncompetitive or obsolete. A large number of corporations, national laboratories and universities in the United States, Canada, Europe and Asia are pursuing alternative hydrogen storage and delivery technologies. These entities, many of which have substantially greater resources than we do, are currently engaged in the development of products and technologies that are similar to, or may be competitive with, certain of our products and technologies.

As others understand the potential of fuel cells to replace existing power sources and the necessity of hydrogen to power those fuel cells, we expect there to be increased competition in the hydrogen delivery and storage product segment. This competition will come from current storage technologies, from improvements to current storage technologies and from new storage technologies. We intend to compete in each of our target markets based on that market’s desired product characteristics, such as safety, cost, size, environmental impact, ease of use and a variety of other attributes. Depending on the specific desired attributes of each market and application, our technology may or may not be able to compete successfully. Failure to compete in each of our target markets will have a material adverse effect on our business and operations.

OUR FAILURE TO OBTAIN OR MAINTAIN THE RIGHT TO USE CERTAIN INTELLECTUAL PROPERTY MAY NEGATIVELY AFFECT OUR BUSINESS.

Our future success and competitive position depends in part upon our ability to obtain or maintain certain proprietary intellectual property to be used in our principal products. This may be achieved in part by prosecuting claims against others who we believe are infringing on our rights and by defending claims of intellectual property infringement by our competitors. While we are not currently engaged in any material intellectual property litigation, we could become subject to lawsuits in which it is alleged that we have infringed the intellectual property rights of others or we could commence lawsuits against others who we believe are infringing upon our rights. Our involvement in intellectual property litigation could result in significant expense to us, adversely affecting the development of sales of the challenged product or intellectual property and diverting the efforts of our technical and management personnel, whether or not such litigation is resolved in our favor. In the event of an adverse outcome as a defendant in any such litigation, we may, among other things, be required to:

-- pay substantial damages,

-- cease the development, manufacture, use, sale or importation of products that infringe upon other patented intellectual property,

-- expend significant resources to develop or acquire non-infringing intellectual property,

-- discontinue processes incorporating infringing technology, or

-- obtain licenses to the infringing intellectual property.

An adverse outcome as plaintiff, in addition to the costs involved, may, among other things, result in the loss of the patent in a suit by a holding of invalidity or unenforceability, significantly increase competition as a result of the holding, and require the payment of penalties resulting from counterclaims by the defendant.

We cannot assure you that we would be successful in such development or acquisition or that such licenses would be available upon reasonable terms. Any such development, acquisition or license could require the expenditure of substantial time and other resources and could have a negative effect on our business and financial results.

WE MAY NOT BE ABLE TO PROTECT THE RIGHTS TO OUR INTELLECTUAL PROPERTY.

Failure to protect our existing intellectual property rights may result in the loss of our exclusivity or the right to use our technologies. If we do not adequately ensure our freedom to use certain technology, we may have to pay others for rights to use their intellectual property, pay damages for infringement or misappropriation and/or be enjoined from using such intellectual property. We rely on patent, trade secret, trademark and copyright law to protect our intellectual property. Some of our intellectual property is not covered by any patent or patent application. As we further develop our system and related intellectual property, we expect to seek additional patent protection. Our patent position is subject to complex factual and legal issues that may give rise to uncertainty as to the validity, scope and enforceability of a particular patent. Accordingly, we cannot assure you that:

-- any of the patents owned by us or other patents that other parties license to us in the future will not be invalidated, circumvented, challenged, rendered unenforceable or licensed to others,

-- any of our pending or future patent applications will be issued with the breadth of claim coverage sought by us, if issued at all, or

-- any patents owned by or licensed to us, although valid, will not be dominated by a patent or patents to others having broader claims.

In addition, effective patent, trademark, copyright and trade secret protection may be unavailable, limited or not applied for in certain foreign countries.

We also seek to protect our proprietary intellectual property, including intellectual property that may not be patented or patentable, in part by confidentiality agreements. We cannot assure you that these agreements will not be breached, that we will have adequate remedies for any breach or that such persons will not assert rights to intellectual property arising out of these relationships.

SODIUM BOROHYDRIDE IS CURRENTLY A SPECIALTY CHEMICAL, PRODUCED IN LIMITED QUANTITIES AND SOLD AT HIGH MARGINS. AS A RESULT, THE ENERGY PRODUCED BY OUR SYSTEMS MAY COST MORE THAN ENERGY PROVIDED THROUGH CONVENTIONAL AND ALTERNATIVE SYSTEMS. ACCORDINGLY, OUR SYSTEMS MAY BE LESS ATTRACTIVE TO POTENTIAL USERS.

Our systems’ ability to produce energy depends on the availability and pricing of sodium borohydride. Sodium borohydride is currently a specialty chemical that has limited commercial use and is not manufactured in vast quantities. There are a limited number of manufacturers of sodium borohydride located in the United States and Europe and the cost of this specialty chemical may not be reduced.

We believe that we can compete in the portable power and micro power markets at the current price of sodium borohydride, but it will be necessary to scale-up production of the chemical to be cost competitive in the transportation markets. If market acceptance of our technology increases in the transportation, portable power and battery markets, we believe that this increase in demand for sodium borohydride will result in the need for additional global manufacturing capacity. We may not be able to successfully engage other companies to increase the production of sodium borohydride to meet the required demand.

If the price of sodium borohydride is such that the energy produced by our systems costs more than the energy provided through conventional and other alternative systems, our systems may be less attractive to potential users.

WE ARE DEPENDENT ON COMPANIES OR GOVERNMENTAL AGENCIES TO DEVELOP THE INFRASTRUCTURE REQUIRED TO USE OUR TECHNOLOGIES IN CERTAIN APPLICATIONS OR MARKETS.

Our supply chain plan is focused primarily on the global joint development and licensing of a proprietary process for the manufacture and regeneration of sodium borohydride with large, industrial partners including borate producers, industrial hydrogen providers, chemical providers and major energy producers (including oil, gas, and electricity companies). Our success in this area is dependent on our ability to enter into partnerships or other cooperative arrangements with these companies. We may not be able to rely on companies and/or government agencies to make the infrastructure changes needed for our technology to be used on a mass scale in all potential markets.

WE ARE DEPENDENT ON GOVERNMENT CONTRACTS BUSINESS WHICH IS IMPORTANT TO THE IMPLEMENTATION OF OUR COMMERCIALIZATION PLANS.

We plan to have a large percentage of our projected cash inflows for the next several years come from government contracts business. Obtaining government contracts business is highly uncertain and is subject to extensive regulation and requirements. If we fail to obtain such government contracts business, it would materially adversely affect our commercialization plans and, therefore, our business, prospects, results of operations and financial condition.

ANY ACCIDENTS INVOLVING OUR PRODUCTS OR THE RAW MATERIALS USED IN OUR PRODUCTS COULD IMPAIR THEIR MARKET ACCEPTANCE.

Sodium borohydride fuel solutions have a high pH, and may be corrosive and harmful to human skin. In powder form, it can be fatal if swallowed and may cause skin burns in contact with moist skin. The long-term health effects of the fuel have not been evaluated. If spilled in the ground or water it could adversely impact plant, marine or animal life. Furthermore, if sodium borohydride comes into contact with water, it could generate flammable hydrogen gas. In solid form, sodium borohydride is also combustible and could produce hazardous and/or flammable decomposition products in a fire.

PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND DELAWARE LAW COULD DEFER A CHANGE OF OUR MANAGEMENT WHICH COULD DISCOURAGE OR DELAY OFFERS TO ACQUIRE US.

Provisions of our Certificate of Incorporation may make it more difficult for someone to acquire control of us or for our stockholders to remove existing management, and might discourage a third party from offering to acquire us, even if a change in control or in management would be beneficial to our stockholders. Our Certificate of Incorporation allows us to issue shares of preferred stock without any vote or further action by our stockholders, including large blocks of preferred stock. Our Board has the authority to fix and determine the relative rights and preferences of preferred stock. As a result, our Board could authorize the issuance of a series of preferred stock that would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of common stock and the right to the redemption of the shares, together with a premium, prior to the redemption of our common stock.

FORWARD-LOOKING STATEMENTS

This registration statement contains forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995). These forward-looking statements reflect our current view about future events and financial performance and are subject to risks and uncertainties. Statements contained herein that are not statements of historical fact may be deemed to be forward-looking information. When we use words such as “plan,”“believe,”“expect,”“anticipate,”“on target” and “intend” or similar expressions, we are making forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from our expectations, and we expressly do not undertake any duty to update forward-looking statements or to publicly announce revisions to any of the forward-looking statements, whether as a result of new information, future events or otherwise. These factors include, but are not limited to, the following: (i) the cost and timing of development and market acceptance of, and the availability of components and raw materials required by, a hydrogen fuel storage and delivery system, (ii) competition from current, improving and alternate power technologies, (iii) our ability to raise capital at the times, in the amounts and at costs and terms that are acceptable to fund the development and commercialization of our hydrogen fuel storage and delivery technology and our business plan, (iv) our ability to protect our intellectual property, (v) our ability to achieve budgeted revenue and expense amounts, (vi) our ability to generate revenues from the sale or license of, or provision of services related to, our technology, (vii) our ability to form strategic alliances or partnerships to help promote our technology and achieve market acceptance, (viii) our ability to generate design, engineering or management services revenue opportunities in the hydrogen generation or fuel cell markets, (ix) our ability to secure government funding of our research and development and technology demonstration projects and (x) other factors discussed under the caption “Investment Considerations”in our Annual Report on Form 10-K for the year ended December 31, 2004.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares by the selling stockholders.

SELLING STOCKHOLDERS

The shares of common stock being offered by the selling stockholders are issuable upon conversion of the shares of Series C2 Preferred Stock, exercise of warrants issued to the selling stockholders and in payment of certain dividend obligations under the terms of the Series C2 Preferred Stock. We are registering such shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time. Except for the ownership of the Series C2 Preferred Stock and the warrants issued to the selling stockholders, and H.C. Wainwright & Co., Inc.’s position as our placement agent in connection with the private placement (and those selling stockholders that are associated with H.C. Wainwright & Co., Inc.), the selling stockholders have not had any material relationship with us within the past three years.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of common stock by each of the selling stockholders. The second column lists the number of shares of common stock beneficially owned by each selling stockholder, based on its ownership of the Series C2 Preferred Stock and warrants, as of June 30, 2005, assuming conversion of all shares of Series C2 Preferred Stock, payment of all dividends in respect of the Series C2 Preferred Stock in the form of shares of common stock and exercise of the warrants held by the selling stockholders on that date, without regard to any limitations on conversions or exercise.

The third column lists the shares of common stock being offered under this prospectus by each selling stockholder.

In accordance with the terms of a registration rights agreement we entered into with some of the selling stockholders, this prospectus generally covers the resale of at least the sum of (i) 150% of the aggregate of the maximum number of shares of common stock issuable upon conversion of the Series C2 Preferred Stock owned by such selling stockholders (assuming a Conversion Price (as defined in the Certificate of Designations for the Series C2 Preferred Stock) equal to the arithmetic average of the Weighted Average Price (as defined in such Certificate of Designations) of the common stock over the five consecutive trading days ending on the trading day immediately preceding the closing date of the private placement with such selling stockholders), (ii) 100% of the number of shares of common stock issuable to such selling stockholders as dividends pursuant to the terms of the Series C2 Preferred Stock and (iii) 100% of the number of shares of common stock issuable upon the exercise of the warrants issued to such selling stockholders as of the trading day immediately preceding the date the registration statement is initially filed with the Commission. This prospectus also covers the resale of 100% of the number of shares of common stock issuable upon the exercise of the warrants issued to H.C. Wainwright & Co., Inc. and its assignees as of the trading day immediately preceding the date the registration statement is initially filed with the Commission. Because the conversion price of the shares of Series C2 Preferred Stock and the exercise price of the warrants issued to the selling stockholders may be adjusted, we may issue a number of shares of common stock that may be more or less than the number of shares being offered under this prospectus. The fourth column assumes the sale of all of the shares of common stock offered by the selling stockholders under this prospectus.

Under the terms and conditions of the Series C2 Preferred Stock and the warrants issued to the selling stockholders owning shares of Series C2 Preferred Stock, none of such selling stockholders may convert the shares of Series C2 Preferred Stock or exercise the warrants to the extent such conversion or exercise would cause such selling stockholder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 4.99% of our then outstanding shares of common stock following such conversion or exercise, excluding for purposes of such determination shares of common stock issuable upon conversion of the Series C2 Preferred Stock that have not been converted and upon exercise of the warrants that have not been exercised. The number of shares in the second column does not reflect this limitation. The selling stockholders may sell all, some or none of their shares of common stock in this offering. See “Plan of Distribution.”

Name of Selling Stockholder	Number of Shares Owned Prior to Offering *	Maximum Number of Shares to be Sold Pursuant to this Prospectus *	Number of Shares Owned After Offering *
Portside Growth & Opportunity Fund (1)	3,113,154 (2)	3,107,154	6,000
Provident Premier Master Fund Ltd. (3)	1,553,577	1,553,577	-0-
Iroquois Master Fund Ltd. (4)	1,553,577	1,553,577	-0-
Langley Partners, L.P. (5)	1,553,577	1,553,577	-0-
JGB Capital L.P.	1,553,577	1,553,577	-0-
Smithfield Fiduciary LLC (6)	1,553,577	1,553,577	-0-
The Tail Wind Fund Ltd. (7)	1,553,577	1,553,577	-0-
Jason A. Stein	13,894	13,894	-0-
Alexander Dimitri	13,894	13,894	-0-
Ari Fuchs	4,631	4,631	-0-
Gregory Dryer	20,069	20,069	-0-
John Clarke	20,069	20,069	-0-
Scott Koch	20,069	20,069	-0-
David Kurzman	9,750	9,750	-0-
H.C. Wainwright & Co., Inc.	92,624	92,624	-0-
* Assumes conversion of all shares of Series C2 Preferred Stock and exercise of the warrants held by the selling stockholders without regard to any limitations on conversions or exercise.

(1) Ramius Capital Group, LLC ("Ramius Capital") is the investment adviser to Portside Growth and Opportunity Fund ("Portside") and consequently has voting control and investment discretion over securities held by Portside. Ramius Capital disclaims beneficial ownership of the shares held by Portside. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S& Co., LLC, the sole managing member of Ramius Capital. As a result, Messrs. Cohen, Stark, Strauss and Solomon may be considered beneficial owners of any shares deemed to be beneficially owned by Ramius Capital. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of these shares.

(2) Such number of shares includes 6,000 shares of our common stock owned by Ramius Securities, LLC. Ramius Securities, LLC, an NASD member, is an affiliate of Ramius Capital, the investment adviser to Portside. Ramius Securities, LLC is not selling any shares in this offering and will receive no compensation whatsoever in connection with sales of shares purchased in this offering.

(3) The Investment Advisor to Provident Premier Master Fund, Ltd. is Gemini Investment Strategies, LLC. The Managing Members of Gemini Investment Strategies, LLC are Messrs. Steven W. Winters and Mr. Richard S. Yakomin. As such, Messrs. Winters and Yakomin may be deemed beneficial owners of the shares. Messrs. Winters and Yakomin, however, disclaim beneficial ownership of such shares.

(4) Joshua Silverman has voting and investment control of the securities held by Iroquois Master Fund Ltd. Mr. Silverman disclaims beneficial ownership of the shares held by Iroquois Master Fund Ltd.

(5) Langley Capital, LLC is the general partner of Langley Partners, L.P. and, consequently, has voting control and investment discretion over securities held by Langley Partners, L.P. Jeffrey Thorp is the managing member of Langley Capital, LLC. Each of Langley Capital, LLC and Mr. Thorp disclaims beneficial ownership of securities held by Langley Partners, L.P.

(6) Highbridge Capital Management, LLC is the trading manager of Smithfield Fiduciary LLC and consequently has voting control and investment discretion over securities held by Smithfield Fiduciary LLC. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC. Each of Highbridge Capital Management, LLC and Messrs. Dubin and Swieca disclaims beneficial ownership of our securities held by Smithfield Fiduciary LLC.

(7) Tail Wind Advisory & Management Ltd., a UK corporation authorized and regulated by the Financial Services Authority of Great Britain (“TWAM”), is the investment manager for The Tail Wind Fund Ltd., and David Crook is the CEO and controlling shareholder of TWAM. Each of TWAM and David Crook expressly disclaims any equitable or beneficial ownership of, or pecuniary interest in, the shares being registered hereunder and held by The Tail Wind Fund Ltd.

PLAN OF DISTRIBUTION

We are registering shares of common stock issuable upon conversion of our outstanding Series C2 Preferred Stock, exercise of warrants issued to the selling stockholders and in payment of certain dividend requirements under the terms of the Series C2 Preferred Stock, to permit the resale of such shares of common stock by the selling stockholders, from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of such shares of common stock. We will bear all fees and expenses incident to our obligation to register such shares of common stock.

The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent's commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, in any one or more of the following methods:

--	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

--	in the over-the-counter market;

--	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

--	through the writing of options, whether such options are listed on an options exchange or otherwise;

--	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

--	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

--	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

--	an exchange distribution in accordance with the rules of the applicable exchange;

--	privately negotiated transactions;

--	short sales;

--	sales pursuant to Rule 144;

--	broker-dealers which have agreed with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

--	a combination of any such methods of sale; and

--	any other method permitted pursuant to applicable law.

If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the Series C2 Preferred Stock and the warrants held by them or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act of 1933. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Securities Exchange Act of 1934, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement; provided, however, that a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act of 1933, in accordance with the registration rights agreement with the selling stockholders, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act of 1933, that may arise from any written information furnished to us by the selling stockholders specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.

The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the shares, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of the shares by the selling stockholders. If we are notified by any one or more selling stockholders that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file, or cause to be filed, a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act of 1933, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (vi) other facts material to the transaction.

Once sold under the registration statement of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates. The selling stockholders are not restricted as to the price or prices at which they may sell their shares. Sales of the shares may have an adverse effect on the market price of the common stock. Moreover, the selling stockholders are not restricted as to the number of shares that may be sold at any time, and it is possible that a significant number of shares could be sold at the same time, which may have an adverse effect on the market price of the common stock.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon for us by Dickstein Shapiro Morin & Oshinsky LLP.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2004, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Commission a registration statement on Form S-3 under the Securities Act of 1933 and the rules and regulations thereunder for the registration of the resale of shares of common stock. This prospectus is part of the registration statement. As allowed by the Commission rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

The Commission allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus and information we file later with the Commission will automatically update and supersede this information. This prospectus incorporates by reference the documents set forth below that we have previously filed with the Commission. These documents contain important information about us, our business and our finances.

The documents that we are incorporating by reference are:

--	Our Annual Report on Form 10-K for the year ended December 31, 2004 filed with the Commission on March 21, 2005;

--	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 filed with the Commission on May 13, 2005;

--
Our Current Reports on Form 8-K and 8-K/A filed with the Commission on February 28, 2005, March 10, 2005, April 26, 2005 (2 filings), May 2, 2005 (2 filings), May 17, 2005,  June 14, 2005 and July 27, 2005; and

--	The description of our common stock that is contained in our Registration Statement on Form S-1 filed with the Commission on January 9, 2001.

Any document which we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of the initial registration statement and prior to the effectiveness of the registration statement as well as after the date of this prospectus but before the end of any offering of securities made under this prospectus will also be considered to be incorporated by reference.

If you request, either orally or in writing, we will provide you with a copy of any or all documents which are incorporated by reference. We will provide such documents to you free of charge, but will not include any exhibits, unless those exhibits are incorporated by reference into the document. You should address requests for documents to John D. Giolli, CPA, Chief Financial Officer and Secretary, Millennium Cell Inc., 1 Industrial Way West, Eatontown, New Jersey 07724.

You can inspect and copy all or any portion of the registration statement or any reports, statements or other information we file at the public reference facility maintained by the Securities and Exchange Commission at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. You may call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the operation of the public reference rooms. Our Commission filings are also available to the public from the Commission’s Website at “http://www.sec.gov.” We make our Commission filings available to the public on our website, www.MillenniumCell.com (this is not a hyperlink you must visit our website through an Internet browser). Our Website and the information contained therein or connected thereto are not incorporated into this Registration Statement.

NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO PROVIDE YOU WITH INFORMATION OR TO REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION OR REPRESENTATIONS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, ONLY THE SHARES OF MILLENNIUM CELL INC. COMMON STOCK COVERED BY THIS PROSPECTUS, AND ONLY UNDER CIRCUMSTANCES AND IN JURISDICTIONS WHERE IT IS LAWFUL TO DO SO. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CURRENT ONLY AS OF ITS DATE, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF THE SHARES.

12,623,616 SHARES OF COMMON STOCK

________________, 2005

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth an estimate of the fees and expenses payable by us in connection with the registration of the common stock offered hereby. Normal commission expenses and brokerage fees are payable individually by the selling stockholders. All amounts are estimated except the Securities and Exchange Commission registration fee.

                                                             Amount
Securities and Exchange Commission registration fee                                                                     $  2,466
Accounting fees and expenses                                                                                $ 15,000
Legal fees and expenses                                                                                                                                                                                                                                           $ 15,000
Total                                                                                                                                                                                                                                                                              $32,466

We shall bear all expenses in connection with the issuance and distribution of the securities being offered hereby.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

In accordance with Section 145 of the Delaware General Corporation Law, Article 11 of our certificate of incorporation provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the Company or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) in respect of unlawful dividend payments or stock redemptions or repurchases or (4) for any transaction from which the director derived an improper personal benefit.

Article V of our by-laws provides for indemnification by the Company of its officers and certain non-officer employees under certain circumstances against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement, reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceeding in which any such person is involved by reason of the fact that such person is or was an officer or employee of the registrant if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to criminal actions or proceedings, if such person had no reasonable cause to believe his or her conduct was unlawful.

ITEM 16. EXHIBITS

The exhibits filed as part of this registration statement are as follows:

Exhibit No. Description

3.1	Certificate of Incorporation of Millennium Cell Inc.

3.2	By-Laws of Millennium Cell Inc.

3.3	Certificate of Amendment to Certificate of Incorporation of Millennium Cell Inc.

3.4	Certificate Eliminating Reference to the Series A Convertible Preferred Stock from the Certificate of Incorporation of Millennium Cell Inc.

3.5	Certificate of Amendment of Certificate of Incorporation of Millennium Cell Inc.

3.6	Certificate of Designations of Preferences, Limitations, and Relative Rights of Series A Convertible Preferred Stock of Millennium Cell Inc.

3.7	Certificate of Designations of Preferences, Limitations, and Relative Rights of Series B Convertible Preferred Stock of Millennium Cell Inc.

3.8	Certificate of Designations, Preferences and Rights of Series C Convertible Preferred Stock of Millennium Cell Inc.

3.9	Certificate of Designations of Preferences, Limitations, and Relative Rights of Series A2 Convertible Preferred Stock of Millennium Cell Inc.

3.10	Certificate of Amendment of Certificate of Designations of Preferences, Limitations, and Relative Rights of Series B Convertible Preferred Stock of Millennium Cell Inc.

3.11	Certificate of Designations, Preferences and Rights of Series C2 Convertible Preferred Stock of Millennium Cell Inc.

5.1           Opinion of Dickstein Shapiro Morin & Oshinsky LLP, legal counsel.

23.1                             Consent of Ernst & Young LLP, registered public accounting firm.

23.2                             Consent of Dickstein Shapiro Morin & Oshinsky LLP, legal counsel (included in Exhibit 5.1).

24.1                             Powers of Attorney (included in Signature Pages to this Registration Statement on Form S-3).

ITEM 17. UNDERTAKINGS.

We, the undersigned Registrant hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registrant Statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) that individually or in the aggregate represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) Include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(6) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(7) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirement of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Eatontown, State of New Jersey, on the 27th day of July, 2005.

MILLENNIUM CELL INC.
(Registrant)

By: /s/ H. David Ramm
H. David Ramm
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE
/s/ H. David Ramm H. David Ramm	Chief Executive Officer, Director	July 27, 2005
/s/ John D. Giolli John D. Giolli	Chief Financial Officer and Secretary	July 27. 2005
* G. Chris Andersen	Director, Chairman of the Board	July 27, 2005
* Kenneth R. Baker	Director	July 27, 2005
* Alexander MacLachlan	Director	July 27, 2005
* Zoltan Merszei	Director	July 27, 2005
* James L. Rawlings	Director	July 27, 2005
* Richard L. Sandor	Director	July 27, 2005
* John R. Wallace	Director	July 27, 2005
* Peter A. McGiugan	Director	July 27, 2005

* The undersigned, by signing his name hereto, does sign and execute this Pre-Effective Amendment No. 1 to Form S-3 Registration Statement on behalf of the above-named Directors of the Registrant pursuant to a Power of Attorney executed by each such Director and filed with the Securities and Exchange Commission with the Form S-3 Registration Statement on July 6, 2005.

Millennium Cell Inc.
Form S-3
Index to Exhibits

Exhibit No. Description

3.1 (1)	Certificate of Incorporation of Millennium Cell Inc.

3.2 (1)	By-Laws of Millennium Cell Inc.

3.3 (1)	Certificate of Amendment to Certificate of Incorporation of Millennium Cell Inc.

3.4 (2)	Certificate Eliminating Reference to the Series A Convertible Preferred Stock from the Certificate of Incorporation of Millennium Cell Inc.

3.5 (2)	Certificate of Amendment of Certificate of Incorporation of Millennium Cell Inc.

3.6 (3)	Certificate of Designations of Preferences, Limitations, and Relative Rights of Series A Convertible Preferred Stock of Millennium Cell Inc.

3.7 (3)	Certificate of Designations of Preferences, Limitations, and Relative Rights of Series B Convertible Preferred Stock of Millennium Cell Inc.

3.8 (4)	Certificate of Designations, Preferences and Rights of Series C Convertible Preferred Stock of Millennium Cell Inc.

3.9 (5)	Certificate of Designations of Preferences, Limitations, and Relative Rights of Series A2 Convertible Preferred Stock of Millennium Cell Inc.

3.10 (5)	Certificate of Amendment of Certificate of Designations of Preferences, Limitations, and Relative Rights of Series B Convertible Preferred Stock of Millennium Cell Inc.

3.11 (5)	Certificate of Designations, Preferences and Rights of Series C2 Convertible Preferred Stock of Millennium Cell Inc.

5.1 (5)	Opinion of Dickstein Shapiro Morin & Oshinsky LLP, legal counsel.

23.1	Consent of Ernst & Young LLP, registered public accounting firm.*

23.2 (5)	Consent of Dickstein Shapiro Morin & Oshinsky LLP, legal counsel.

24.1(5)	Powers of Attorney (included in Signatures Page to this Registration Statement on Form S-3).

--------------------------------------------------------------------------------

* Filed herewith.

(1)	Incorporated by reference to Millennium Cell’s Registration Statement filed on Form S-1, Registration No. 333-37896.

(2)	Incorporated by reference to Millennium Cell’s Quarterly Report on Form 10-Q filed on May 13, 2002.

(3)	Incorporated by reference to Millennium Cell’s Current Report on Form 8-K filed on April 26, 2005 (first filing).

(4)	Incorporated by reference to Millennium Cell’s Current Report on Form 8-K filed on April 26, 2005 (second filing).
(5)	Incorporated by reference to Millennium Cell’s Registration Statement on Form S-3, No. 33-126418, filed July 6, 2005.